Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Reports Third Quarter 2014 Results

and Business Highlights

•	NRG Energy equity investment and $40 million committed capital for project financing further validate fuel cell value proposition

•	Sales mix and cost reductions supporting increasing gross margin

•	Carbon capture and distributed hydrogen progressing towards commercialization

•	Service backlog exceeds $200 million for first time, providing recurring revenue stream and supporting long term customer relationships

DANBURY, CT – September 8, 2014 — FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in the design, manufacture, operation and service of ultra-clean, efficient and reliable fuel cell power plants, today reported results for its third quarter ended July 31, 2014 along with an update on key business highlights.

Financial Results

FuelCell Energy (the Company) reported total revenues for the third fiscal quarter of 2014 of $43.2 million compared to $53.7 million for the third fiscal quarter of 2013.

•	Product sales for the third quarter of 2014 totaled $32.3 million, comprising $31.0 million of power plant revenue and fuel cell kit sales and $1.3 million of power plant component sales and site engineering and construction services, compared to $45.4 million for the prior year period.

•	Service and license revenues for the third quarter of 2014 totaled $7.1 million compared to $3.7 million for the prior year period with the growing installed base and planned module exchanges contributing to higher service revenue.

•	Advanced technologies contract revenue was $3.8 million for the third quarter of 2014 compared to $4.6 million for the prior year period.

Total backlog increased to $350.2 million at July 31, 2014 compared to $342.8 million at April 30, 2014.

•	Product sales backlog was $137.3 million and 82.1 megawatts at July 31, 2014. Product backlog decreased $9.4 million sequentially with kit shipments to Asia exceeding new orders in North America although the composition of product backlog is transitioning to higher margin complete power plants with recent order announcements.

•	Service backlog was $201.8 million at July 31, 2014. Service backlog increased $20.0 million sequentially as utility service contracts, such as the recently announced United Illuminating project, assume a greater proportion of the total service backlog.

•	Advanced technologies contracts backlog was $11.1 million at July 31, 2014. The Company received a number of awards from the U.S. Department of Energy (DOE) during the third quarter of 2014 that are not included in backlog until contracts are executed.

FUELCELL ENERGY THIRD QUARTER 2014 RESULTS	PAGE 2

The gross profit generated in the third quarter of 2014 totaled $4.0 million compared to $4.5 million in the third quarter of 2013. The third quarter 2014 gross margin was 9.2 percent compared to 8.4 percent for the prior year period. The current period gross margin of 9.2 percent is a record gross margin since the Company began commercializing fuel cells and reflects both an improving sales mix oriented towards higher margin complete power plants and away from fuel cell kits as well as lower costs from sustained production volume at 70 megawatts annually.

Net loss attributable to common shareholders for the third quarter of 2014 totaled $7.8 million, or $0.03 per basic and diluted share. Excluding the non-cash embedded derivative adjustment of $0.1 million associated with conversions of Senior Unsecured Convertible notes, the adjusted net loss attributable to common shareholders totaled $7.7 million or $0.03 per basic and diluted share. Please refer to the accompanying Notes to Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations for more detailed information on these Non-GAAP measures. For the comparable prior year period, net loss attributable to common shareholders totaled $6.4 million or $0.03 per basic and diluted share.

Year-to-Date 2014

For the nine months ended July 31, 2014, the Company reported revenue of $125.9 million compared to $132.5 million for the prior year period. Product sales were $94.5 million compared to $108.9 million for the prior year period. Service agreement and license revenues were $19.2 million compared to $12.8 million for the prior year period. Advanced technologies contract revenues totaled $12.2 million, compared to $10.8 million for the prior year period.

For the nine months ended July 31, 2014, gross profit was $7.8 million compared to $4.5 million for the nine months ended July 31, 2013. The gross margin for the nine months ended July 31, 2014 was 6.2 percent compared to 3.4 percent for the prior year period. Expanding margins reflect a more favorable sales mix combined with cost reductions from volume purchasing.

Net loss attributable to common shareholders for the nine months ended July 31, 2014 was $35.8 million or $0.15 per basic and diluted share, or excluding the non-cash embedded derivative adjustment associated with conversions of Senior Unsecured Convertible notes, the adjusted net loss attributable to common shareholders totaled $27.4 million or $0.12 per basic and diluted share. For the comparable prior year period, net loss attributable to common shareholders totaled $27.1 million or $0.14 per basic and diluted share.

Cash and cash equivalents and restricted cash

Cash and cash equivalents and restricted cash totaled $133.1 million at July 31, 2014. On July 30, 2014, the Company issued 14.6 million shares of common stock to NRG Energy for proceeds of $35 million. Net cash used by operating activities in the third quarter of 2014 was $15.9 million, including an increase in accounts receivable of $4.8 million for billings of projects announced in the second quarter of 2014. Capital spending was $2.2 million and depreciation expense was $1.1 million for the third quarter of 2014.

NRG Energy $40 million construction/term credit facility

In addition to the common stock investment, NRG Energy extended a $40 million revolving construction and term financing facility for the purpose of accelerating project development by FuelCell Energy and its subsidiaries. The Company’s project finance subsidiaries may draw on the facility to finance the construction of projects through the commercial operating date (COD) of the power plants. The Company has the option to continue the financing term for each project after COD for a maximum term of five years per project. The interest rate is 8.5 percent per annum for construction-period financing and 8.0 percent thereafter.

FUELCELL ENERGY THIRD QUARTER 2014 RESULTS	PAGE 3

Final Redemption of 8.0% Senior Unsecured Convertible Notes (Convertible Notes)

During the third quarter of 2014, the Company received the final $1.0 million of conversion notices under the Convertible Notes, resulting in the retirement of the instrument. There was no outstanding balance under the Convertible Notes at July 31, 2014. The Company issued approximately 0.8 million shares of common stock to settle the conversions. Net expense of $0.1 million was recorded to the Statement of Operations to adjust the fair value of the make whole liability embedded derivative to the fair value of the consideration provided to settle the make whole obligation related to converted Convertible Notes partially offset by the favorable impact from the fair value adjustment required on embedded derivatives.

Business Highlights

“We are collaborating with leading power producers including NRG Energy in North America and POSCO Energy in Asia and are in discussions with other large and influential power producers around the world, exemplifying our market segment approach of working with strong power industry leaders that both validate our power generation solutions as well as supporting power purchase agreements structures allowing the end user of the power to pay as power is produced,” said Chip Bottone, President and Chief Executive Officer, FuelCell Energy, Inc. “The Company is well positioned with strong partners, committed capital for project development, a growing number of utility customers, and a product cost profile that will continue to improve with expanding production volume globally.”

Another hospital installation was announced during the third quarter for a megawatt-class power plant at the University of California Irvine Medical Center, structured with a power purchase agreement so the Medical Center receives the benefits of clean on-site power under a pay-as-you-go structure. The combined heat and power configuration supports both project economics as well as the sustainability goals and health mission of the Medical Center.

Asian partner POSCO Energy is on schedule with the construction of the cell component manufacturing facility in South Korea with the building almost complete, to be followed by installation of manufacturing equipment. Once the plant is operational, increased levels of purchasing from the integrated global supply chain, whether by POSCO Energy or the Company will benefit both parties by obtaining lower pricing tiers from suppliers from the greater combined purchasing volume.

FuelCell Energy Solutions, GmbH and joint venture partner, Fraunhofer IKTS jointly received €4.9 Million (~ $6.5 million) in awards from the Germany Federal Ministry for Economic Affairs and Energy in the third quarter of 2014 for a three year project to further enhance the power density and operating life of DFC products. This funding illustrates the growing interest in large-scale stationary fuel cell power plants in Europe.

FUELCELL ENERGY THIRD QUARTER 2014 RESULTS	PAGE 4

Advanced Technologies

The Advanced Technologies group is developing new markets for the Company’s commercial power plants for distributed hydrogen and carbon capture solutions as well as commercializing solid oxide fuel cells (SOFC) for adjacent sub megawatt opportunities. Recent contracts and awards include:

Carbon Capture

Phase III funding of $1.2 million awarded by the DOE for routing flue gas from coal-fired power plants into DFC® fuel cells to concentrate and capture carbon dioxide (CO2).

Distributed hydrogen

The Company’s tri-generation installation at the Torrington manufacturing facility was included in the 2014 low emission renewable credit awards (LREC) from the State of Connecticut. The plant is expected to be operational in the Fall and the tri-generation output of clean power, usable high quality heat and hydrogen is forecasted to generate annual savings of $0.2 million.

Solid Oxide Fuel Cells

Accelerated commercialization of SOFC technology is supported by the recent $7.5 million notification of award from the DOE Office of Fossil Energy to advance the robustness and improve the cost profile the Company’s highly efficient SOFC technology.

Storage

•	The Company received an award for a gas-to-liquid project using SOFC technology to convert natural gas into liquid methanol. A market is enhanced oil recovery in remote locations where natural gas is flared as it is not economical to transport the gas. Methanol has a high energy density enabling cost-effective transportation. Contract negotiations are in process with the DOE under a $3.5 million award from the ARPA-E program.

•	The Company received an award for an electrolysis project utilizing carbonate DFC® technology in reverse to cleanly and cost-effectively convert natural gas and electricity into hydrogen with only minimal carbon emissions. Target markets are hydrogen production and conversion of electricity from intermittent renewable sources during periods of low demand into hydrogen, a storage medium, which is then available as a fuel source for peak demand periods. Contract negotiations are in process with the DOE under a $0.9 million program.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

FUELCELL ENERGY THIRD QUARTER 2014 RESULTS	PAGE 5

About FuelCell Energy

Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide. With more than 300 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world. The Company’s power plants have generated more than 2.7 billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas. For more information, please visit www.fuelcellenergy.com

See us on YouTube

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Conference Call Information

FuelCell Energy management will host a conference call with investors beginning at 10:00 a.m. Eastern Time on September 9, 2014 to discuss the Third quarter 2014 results. An accompanying slide presentation for the earnings call will be available at http://fcel.client.shareholder.com/events.cfm immediately prior to the call.

Participants can access the live call via webcast on the Company website or by telephone as follows:

•	The live webcast of this call will be available on the Company website at www.fuelcellenergy.com. To listen to the call, select ‘Investors’ on the home page, then click on ‘Events & presentations’ and then click on ‘Listen to the webcast’

•	Alternatively, participants can dial 678-809-1045

•	The passcode is ‘FuelCell Energy’

The replay of the conference call will be available via webcast on the Company’s Investors’ page at www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Contact:
FuelCellEnergy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com

# # # #

FUELCELL ENERGY THIRD QUARTER 2014 RESULTS	PAGE 6

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	July 31, 2014	October 31, 2013
ASSETS
Current assets:
Cash and cash equivalents – unrestricted	$107,938	$67,696
Restricted cash and cash equivalents – short-term	4,908	5,053
Accounts receivable, net	39,555	49,116
Inventories, net	55,761	56,185
Other current assets	8,565	11,279

Total current assets	216,727	189,329
Restricted cash and cash equivalents – long-term	20,215	4,950
Property, plant and equipment, net	25,429	24,225
Goodwill	4,075	4,075
Intangible assets	9,592	9,592
Other assets, net	3,877	5,465

Total assets	$279,915	$237,636

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$1,404	$6,931
Accounts payable	15,917	24,535
Accrued liabilities	11,618	21,912
Deferred revenue	44,803	51,857
Preferred stock obligation of subsidiary	989	1,028

Total current liabilities	74,731	106,263
Long-term deferred revenue	21,524	18,763
Long-term preferred stock obligation of subsidiary	13,373	13,270
Long-term debt and other liabilities	13,449	52,675

Total liabilities	123,077	190,971

Redeemable preferred stock (liquidation preference of $64,020 at July 31, 2014 and October 31, 2013)	59,857	59,857
Total Equity (Deficit):
Shareholders’ equity (deficit)
Common stock ($.0001 par value; 400,000,000 and 275,000,000 shares authorized at July 31, 2014 and October 31, 2013, respectively; 283,902,599 and 196,310,402 shares issued and outstanding at July 31, 2014 and October 31, 2013, respectively)	28	20
Additional paid-in capital	902,747	758,656
Accumulated deficit	(804,614)	(771,189)
Accumulated other comprehensive income	168	101
Treasury stock, Common, at cost (45,550 and 5,679 shares at July 31, 2014 and October 31, 2013, respectively)	(95)	(53)
Deferred compensation	95	53

Total shareholders’ equity (deficit)	98,329	(12,412)
Noncontrolling interest in subsidiaries	(1,348)	(780)

Total equity (deficit)	96,981	(13,192)

Total liabilities and equity (deficit)	$279,915	$237,636

FUELCELL ENERGY THIRD QUARTER 2014 RESULTS	PAGE 7

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended July 31,
	2014	2013
Revenues:
Product sales	$32,315	$45,441
Service agreements and license revenues	7,078	3,706
Advanced technologies contract revenues	3,783	4,560

Total revenues	43,176	53,707

Costs of revenues:
Cost of product sales	29,308	41,523
Cost of service agreements and license revenues	6,629	3,427
Cost of advanced technologies contract revenues	3,278	4,235

Total cost of revenues	39,215	49,185

Gross profit	3,961	4,522
Operating expenses:
Administrative and selling expenses	5,569	5,203
Research and development expenses	4,392	3,913

Total operating expenses	9,961	9,116

Loss from operations	(6,000)	(4,594)
Interest expense	(649)	(1,078)
Other income (expense), net	(399)	(162)

Loss before (provision) benefit for income taxes	(7,048)	(5,834)
(Provision) benefit for income taxes	(91)	20

Net loss	(7,139)	(5,814)
Net loss attributable to noncontrolling interest	161	202

Net loss attributable to FuelCell Energy, Inc.	(6,978)	(5,612)
Preferred stock dividends	(800)	(800)

Net loss to common shareholders	$(7,778)	$(6,412)

Loss per share basic and diluted
Basic	$(0.03)	$(0.03)
Diluted	$(0.03)	$(0.03)
Weighted average shares outstanding
Basic	258,178,826	192,051,578
Diluted	258,178,826	192,051,578

FUELCELL ENERGY THIRD QUARTER 2014 RESULTS	PAGE 8

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except share and per share amounts)

	Nine Months Ended July 31,
	2014	2013
Revenues:
Product sales	$94,482	$108,881
Service agreements and license revenues	19,215	12,783
Advanced technologies contract revenues	12,187	10,837

Total revenues	125,884	132,501

Costs of revenues:
Cost of product sales	88,944	103,950
Cost of service agreements and license revenues	17,546	13,816
Cost of advanced technologies contract revenues	11,623	10,210

Total cost of revenues	118,113	127,976

Gross profit	7,771	4,525
Operating expenses:
Administrative and selling expenses	16,169	16,071
Research and development expenses	13,945	11,315

Total operating expenses	30,114	27,386

Loss from operations	(22,343)	(22,861)
Interest expense	(2,901)	(2,218)
Income from equity investment	—	46
Other income (expense), net	(8,480)	(267)

Loss before provision for income taxes	(33,724)	(25,300)
Provision for income taxes	(269)	(22)

Net loss	(33,993)	(25,322)
Net loss attributable to noncontrolling interest	568	664

Net loss attributable to FuelCell Energy, Inc.	(33,425)	(24,658)
Preferred stock dividends	(2,400)	(2,400)

Net loss to common shareholders	$(35,825)	$(27,058)

Loss per share basic and diluted
Basic	$(0.15)	$(0.14)
Diluted	$(0.15)	$(0.14)
Weighted average shares outstanding
Basic	233,933,636	190,006,331
Diluted	233,933,636	190,006,331

FUELCELL ENERGY, INC.

Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended July 31,
	2014				2013
	GAAP As Reported	Non-GAAP Adjustments		Non-GAAP As Adjusted	GAAP As Reported	Non-GAAP Adjustments	Non-GAAP As Adjusted
Loss before (provision) benefit for income taxes	$(7,048)	$79	(1)	$(6,969)	$(5,834)	$—	$(5,834)
Net loss	$(7,139)	$79		$(7,060)	$(5,814)	$—	$(5,814)
Net loss to common shareholders	$(7,778)	$79		$(7,699)	$(6,412)	$—	$(6,412)
Net loss per share to common shareholders
Basic	$(0.03)			$(0.03)	$(0.03)		$(0.03)
Diluted	$(0.03)			$(0.03)	$(0.03)		$(0.03)

	Nine Months Ended July 31,
	2014				2013
	GAAP As Reported	Non-GAAP Adjustments		Non-GAAP As Adjusted	GAAP As Reported	Non-GAAP Adjustments	Non-GAAP As Adjusted
Loss before provision for income taxes	$(33,724)	$8,418	(1)	$(25,306)	$(25,300)	$—	$(25,300)
Net loss	$(33,993)	$8,418		$(25,575)	$(25,322)	$—	$(25,322)
Net loss to common shareholders	$(35,825)	$8,418		$(27,407)	$(27,058)	$—	$(27,058)
Net loss per share to common shareholders
Basic	$(0.15)			$(0.12)	$(0.14)		$(0.14)
Diluted	$(0.15)			$(0.12)	$(0.14)		$(0.14)

Notes to Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations

For the Three and Nine Months Ended July 31, 2014 and 2013

Results of Operations are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures which exclude non-recurring items in order to measure operating periodic performance. We have added this information because we believe it helps in understanding the results of our operations on a comparative basis. This adjusted information supplements and is not intended to replace performance measures required by U.S. GAAP disclosure.

Notes to the reconciliation of GAAP to non-GAAP Consolidated Statements of Operations information are as follows:

(1) Adjustment for the three and nine months ended July 31, 2014 represents expense associated with the conversion of $1.0 million and $38.0 million, respectively, of the $38.0 million Senior Unsecured Convertible notes offset by a favorable impact from the fair value adjustment required on the embedded derivatives in the Senior Unsecured Convertible notes in accordance with Accounting Standards Codification (ASC) 815 – Derivatives and Hedging.